Exhibit 23 - Consent of Independent Accountants



We consent to the incorporation by reference in this annual report (Form 10-K) of Startech Environmental Corporation of our report dated January 30, 1998, included in the 1997 Annual Report to the Shareholders of Startech Environmental Corporation.




/s/  Kostin Ruffken & Company, LLC
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West Hartford, Connecticut
January 30, 1998